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                                                                   EXHIBIT 10.24

                              TAX SHARING AGREEMENT

      TAX SHARING AGREEMENT, made as of November 25, 2003, by and among Crunch Holding Corp., a Delaware corporation having its principal place of business at 1221 Avenue of the Americas, 39th Floor, New York, New York 10020 ("Holding"), and those corporations that have executed this Agreement and whose names and principal places of business are set forth on Exhibit A hereto (all of which are direct or indirect domestic subsidiaries of Holding and are includible in the consolidated Federal income tax return of the affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) of which Holding is the common parent corporation (hereinafter, the "Holding Group") for the fiscal year ended June 30, 2003), and such other parties as may become members of the Holding Group in subsequent fiscal years for which Holding files a consolidated Federal income tax return as the common parent corporation of an affiliated group, and who execute this Agreement (hereinafter, sometimes referred to as a "Subsidiary").

      Holding and each Subsidiary wish to provide for payment of the consolidated Federal income tax and certain state and local tax liabilities of the Holding Group by Holding; for the contribution to such payment by the various members of the Holding Group, including Pinnacle Foods Holding Corporation, a Delaware corporation having its principal place of business at ("PFHC"), and any direct and indirect subsidiaries of PFHC ("PFHC Subsidiaries") that may be includible in the Holding Group (hereinafter, PFHC and such PFHC Subsidiaries are sometimes collectively referred to as the "PFHC Group"), to which such liability may be attributable in whole or in part; and for the reimbursement by Holding to those Subsidiaries that produce losses or credits in any fiscal year in the amount of the benefit that such Subsidiary would be entitled to with respect to such losses or credits on a separate return basis, or for the benefit, in whole or in part, that such losses or credits produce for the Holding Group.

      In consideration of the foregoing, and of the mutual covenants and promises herein contained, Holding and the Subsidiaries agree as follows:

      SECTION 1. Allocation and Payment of Tax Liability of Members of Group.

            (a) For the fiscal year ended June 30, 2004 and for each subsequent fiscal year for which this Agreement may remain in effect, each Subsidiary, for so long as it is a member of the Holding Group, shall be required to pay to Holding (in the manner provided in paragraph 1(c) hereof), as its share of the consolidated Federal income tax liability of the Holding Group, an amount equal to the Federal income tax liability that would have been payable by such Subsidiary for such year if it had filed a separate income tax return for such year and all prior years; provided, however, that in computing separate return tax liability, no account shall be taken of any deduction, loss or credit of any Subsidiary to the extent that such Subsidiary has previously received payment therefor, pursuant to Section 3 hereof. If a Subsidiary ceases to be a member of the Holding Group during a taxable year, such Subsidiary shall be required to pay to Holding only that portion of such Subsidiary's separate return tax liability that is allocable to the portion of the taxable year in which such Subsidiary was a member of the Holding Group. Payments shall be required to be made in each fiscal year pursuant to this Section without regard to the actual consolidated Federal income tax liability, if any, of the Holding Group for such year.

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            (b) For the purposes of this Agreement, if, in any fiscal year, one or more PFHC Subsidiaries are includible in the Holding Group, all members of the PFHC Group shall be deemed to constitute a single member of the Holding Group, and any portion of the Holding Group consolidated Federal income tax liability for any fiscal year that is apportioned to the PFHC Group in accordance with this Section shall be allocated among the members thereof in such manner as they may agree. The amount of separate return tax liability required to be paid to Holding by PFHC or the PFHC Group in any year pursuant to this Section shall be determined as if PFHC had filed a consolidated Federal income tax return for such year and for all prior years, on behalf of itself and all PFHC Subsidiaries that were includible corporations described in Section 1504(a)(1) of the Code for such year or prior years, as the case may be. If Holding engages in a merger or similar transaction with a corporation that is the parent of a consolidated tax group for Federal income tax purposes, and the Holding tax group is the continuing group for Federal income tax purposes, the other group should be treated under this agreement in a similar way as the PFHC Group.

            (c) Each member (or group of members) of the Holding Group shall make payment to Holding of any consolidated Federal income tax liability allocated to it pursuant to this Section 1, and Holding shall have sole responsibility for making any required payments to the Internal Revenue Service (the "IRS") in satisfaction of the consolidated Federal income tax liability of the Holding Group for each fiscal year. Subject to the provisions of Section 1(d) below, for each quarter of each fiscal year after the year ended [June 30, 2003], each member (or group of members) of the Holding Group shall make payment to Holding of any amount required to be paid pursuant to this Section no later than the date upon which such member (or group of members) would be required to make an installment payment of estimated income tax to the IRS for such quarter, in accordance with Section 6655 of the Code. The amount of any overpayment or underpayment pursuant to this Section shall be credited against or added to, as the case may be, the amount otherwise required to be paid for the fiscal quarter within which the amount of such overpayment or underpayment first becomes reasonably ascertainable; provided, however, that, upon written request (including supporting schedules) of any member (or group of members), made after the close of any fiscal year but within the period described in Section 6425(a)(1) of the Code, Holding shall repay to such member (or group of members), within the period described in Section 6425(b)(1) of the Code, the amount of any net remaining overpayment of consolidated tax liability made by such member (or group of members) for such year.

            (d) Anything contained in this Agreement to the contrary notwithstanding, any payment to be made by any party hereto to any other party hereto may be deferred until such time as either (i) the party obligated to make such payment elects to make the relevant payment or (ii) the party entitled to receive such payment demands that such payment be made. All such deferred payments shall bear interest at an annual rate that approximates the average interest rate under PFHC's revolving credit facility over the time period that such payment is deferred, computed on the basis of the actual number of days elapsed over a 365-day period.

      SECTION 2. Payment for Tax Benefits of Members. From and after the date hereof, if any member (or group of members) of the Holding Group would be entitled to a refund of Federal income taxes previously paid in any prior fiscal year, computed on a separate return basis (in the manner described in Section 1 hereof), as a result of any losses, deductions or

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credits claimed by such member (or group of members) for any fiscal year for which this Agreement may be in effect (any such entitlement to a refund being referred to herein as a "Separate Return Tax Benefit"), whether by reason of a carryback of a net operating loss, or a net capital loss or tax credit, or otherwise, then, upon written request (including supporting schedules) of such member (or group of members), made within the period described in Section 6411(a) of the Code, Holding shall pay the amount of such Separate Return Tax Benefit to such member, within the period described in Section 6411(b) of the Code (subject to the provisions of Section 1(d) above). In the case of PFHC and PFHC Subsidiaries, the amount of the Separate Return Tax Benefit for any year shall be computed as if PFHC had filed a consolidated Federal income tax return for such year and for all prior years on behalf of itself and all other PFHC Subsidiaries that were includible corporations described in Section 1504(a)(1) of the Code. The amount of any payment required to be made to any member (or group of members) pursuant to this Section 2 shall be reduced by any amount previously paid to such member (or group of members) with respect to such losses, deductions or credits pursuant to Section 3 hereof.

      SECTION 3. Payment for Tax Benefits of Group.

            (a) If, for any fiscal year during which this Agreement is in effect, any member (or group of members) shall have a negative separate return tax liability (hereinafter, a "Loss Member"), Holding intends to pay to such Loss Member an amount equal to the tax benefit realized by the Holding Group for such year (the "Group Tax Benefit") as a result of such negative separate return tax liability. For purposes of this Agreement, the Group Tax Benefit for any fiscal year shall be equal to the excess, if any, of (i) the sum of the separate return tax liabilities of each member of the Holding Group having a positive separate return tax liability for such year, over (ii) the actual consolidated Federal income tax liability of the Holding Group for such year. For purposes of this Section 3, "separate return tax liability" shall be computed in accordance with, and subject to the exceptions and limitations provided in Treas. Reg.
Section 1.1552-1(a)(2)(ii). "Negative separate return tax liability" shall similarly be ascertained under the principles of Treas. Reg. Section 1.1552-1(a)(2)(ii), as if the Loss Member had filed a separate return for such fiscal year as its first separate return year and allocated to such separate return year carryover and carryback items of consolidated net operating loss, consolidated net capital loss, consolidated unused investment credit, consolidated unused foreign tax credit, and consolidated excess charitable contributions under the provisions of Treas. Reg. Section 1.1502-79. In the case of the PFHC Group, separate return tax liability and negative separate return tax liability shall be computed in accordance with the principles set forth in this Section 3, on a consolidated basis.

            (b) Within 90 days after the beginning of each fiscal year for which this Agreement may be in effect, Holding shall give written notice to each Subsidiary of its intention to pay one or more Loss Members an amount equal to all, or any portion, of their proportionate part (determined in the manner provided in paragraph 3(a)) of any Group Tax Benefit that may be realized by the Holding Group for such year. Holding intends to make such payments on a quarterly basis, in the manner described in paragraph 1(c) hereof; provided, however, that all payments made pursuant to this Section 3 shall be made in the sole discretion of Holding, and Holding shall have no obligations or liability whatsoever with respect thereto to any Loss Member; and provided, further, that any payment made to any Loss Member in a fiscal year pursuant to this Section 3 shall be reduced by any amount previously paid to such Loss Member with respect to such year under Section 2 hereof.

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      SECTION 4. Adjustments. Any adjustment of income, deduction, or credit that results after the fiscal year in question by reason of any carryback, amended return, claim for refund, or audit shall be given effect by redetermining amounts payable and reimbursable for such fiscal year hereunder as if such adjustment had been part of the original determination hereunder, with interest payable in the amounts provided in Section 6611 of the Code. Any increases in the consolidated Federal income tax liability of the Holding Group, and any penalties and interest imposed with respect to any consolidated Federal income tax return filed on behalf of the Holding Group, shall be given effect by redetermining amounts payable for such fiscal year as if such adjustment had been part of the original determination hereunder.

      SECTION 5. Alternative Minimum Tax. Each Subsidiary shall be required to pay to Holding, as its share of any alternative minimum tax imposed on the Holding Group pursuant to Section 55 of the Code, an amount of such liability that Holding shall allocate to each Subsidiary, provided that any such amounts so allocated pursuant to this Section 5 shall be allocated by Holding in a manner that is equitable and is consistent with Section 55 and Section 1502 of the Code, and the Treasury Regulations promulgated thereunder, including any amendments thereto and consistent with the allocations of tax liability pursuant to Section 1 hereof.

      SECTION 6. State Taxes. If, at any time from and after the date hereof, the liability of Holding and the Subsidiaries for any state or local income or franchise taxes is determined on a consolidated or combined basis, this Agreement shall be applied in like manner to determine liability for, and tax benefit payments with respect to, such taxes.

      SECTION 7. Termination. This Agreement may be terminated at any time upon mutual agreement of the parties hereto; provided, however, that such termination shall not relieve Holding of the obligation to make payments to any Subsidiary pursuant to Section 2 hereof for any separate return tax benefit to which such Subsidiary would have been entitled (if this Agreement had remained in effect) as a result of any loss, deductions or credits taken by such Subsidiary for any fiscal year for which this Agreement was in effect, nor will it relieve Holding or the Subsidiaries of any obligations pursuant to Section 4 hereof.

      SECTION 8. Effective Date. This Agreement shall be effective for the taxable year of the Holding Group ended [June 30, 2004], and for all taxable years thereafter.

      SECTION 9. Captions. All section captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

      SECTION 10. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      SECTION 11. Governing Law. This Agreement shall be governed by the laws applicable to contracts entered into and to be fully performed within the State of New York by residents thereof.

      SECTION 12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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      IN WITNESS WHEREOF, Holding and the Subsidiaries have executed this
Agreement as of the day and year first above written.

                                        CRUNCH HOLDING CORP.

                                        By: /s/ C. DEAN METROPOULOS
                                            ---------------------------------
                                            Name: C. Dean Metropoulos

                                        PINNACLE FOODS HOLDING CORPORATION
                                        PINNACLE FOODS CORPORATION
                                        PINNACLE FOODS MANAGEMENT CORPORATION
                                        PINNACLE FOODS BRANDS CORPORATION
                                        PF SALES (N. CENTRAL REGION) CORP.
                                        PF SALES, LLC
                                        PF DISTRIBUTION, LLC
                                        PF STANDARDS CORPORATION

                                        By: /s/ N. MICHAEL DION
                                            --------------------------------
                                            Name: N. Michael Dion

                                      S-1

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                                    EXHIBIT A

           NAME                               PRINCIPAL PLACE OF BUSINESS
---------------------------                   ---------------------------
   PINNACLE FOODS HOLDING                         6 Executive Campus
      CORPORATION                              Cherry Hill, NJ 08002-4112

 PINNACLE FOODS CORPORATION                       6 Executive Campus
                                               Cherry Hill, NJ 08002-4112

  PINNACLE FOODS MANAGEMENT                       6 Executive Campus
        CORPORATION                            Cherry Hill, NJ 08002-4112

   PINNACLE FOODS BRANDS                          6 Executive Campus
       CORPORATION                             Cherry Hill, NJ 08002-4112

PF SALES (N. CENTRAL REGION)                      6 Executive Campus
        CORPORATION                            Cherry Hill, NJ 08002-4112

      PF SALES, LLC                               6 Executive Campus
                                               Cherry Hill, NJ 08002-4112

    PF DISTRIBUTION, LLC                          6 Executive Campus
                                               Cherry Hill, NJ 08002-4112

  PF STANDARDS CORPORATION                        6 Executive Campus
                                               Cherry Hill, NJ 08002-4112